Exhibit 3.1

Second Certificate of Amendment

of

Third Amended and Restated Certificate of Incorporation

of

SeaStar Medical Holding Corporation

SeaStar Medical Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: At the Effective Time, as defined below, each twenty-five (25) shares of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.

SECOND: The foregoing amendment shall be effective at 5:00 P.M. EDT, on June 7, 2024 (the “Effective Time”).

THIRD: That the stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 6th day of June 2024.

SEASTAR MEDICAL HOLDING CORPORATION
By:	/s/ Eric Schlorff
Name:	Eric Schlorff
Title:	Chief Executive Officer